CERTIFICATE OF AMENDMENT
                                    OF THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                               UNISYS CORPORATION

        UNISYS CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

        FIRST:  The name of the corporation is Unisys Corporation.

        SECOND: Section 1 of Article FOURTH of the Corporation's Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:


        "ARTICLE IV

             Section 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 112,000,000 shares, divided into two classes consisting of 72,000,000 shares of Common Stock, par value $.01 per share
         ("Common Stock"), and 40,000,000 shares of Preferred Stock, par value $1 per share ("Preferred Stock"). The Board of Directors shall have authority by resolution to issue the shares of Preferred Stock from time to time on such terms as it may determine and to divide the Preferred Stock into one or more series and, in connection with the creation of any such series, to determine and fix by the resolution or resolutions providing for the issuance of shares thereof:

               A. the distinctive designation of such series, the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors, and the stated value thereof, if different from the par value thereof;

               B. the dividend rate, the times of payment of dividends on the shares of such series, whether dividends shall be cumulative, and, if so, from what date or dates, and the preference or relation which such dividends will bear to the dividends payable on any shares of stock of any other class or any other series of this class;

               C. the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed;

               D. whether or not the shares of such series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions related to the operation thereof;

               E. whether or not the shares of such series shall be convertible into, or exchangeable for, any other shares of stock of the Corporation or any other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

               F. the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up or upon any distribution of the assets, of the Corporation;

               G. whether or not the shares of such series shall have priority over or parity with or be junior to the shares of any other class or series in any respect, or shall be entitled to the benefit of limitations restricting (i) the creation of indebtedness of the Corporation, (ii) the issuance of shares of any other class or series having priority over or being on a parity with the shares of such series in any respect, or
             (iii) the payment of dividends on, the making of other distributions in respect of, or the purchase or redemption of shares of any other class or series on parity with or ranking junior to the shares of such series as to dividends or assets, and the terms of any such restrictions, or any other restriction with respect to shares of any other class or series on parity with or ranking junior to the shares of such series in any respect;

               H. whether such series shall have the voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights, which may be general or limited; and

               I. any other powers, preferences, privileges, and relative participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law.

             The powers, preferences and relative participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

             Upon the filing and effectiveness (the "Effective Time") of this amendment to the Restated Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, each ten (10) shares of the Corporation's Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (such combination, the "Reverse Stock Split"). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest) from the Corporation's transfer agent in lieu of such fractional shares in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation's transfer agent of all fractional shares otherwise issuable. Stockholders who hold certificates that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates") shall be entitled to receive such cash payment in lieu of fractional shares upon receipt by the Corporation's transfer agent of the stockholders' properly completed and duly executed transmittal letter and the surrender of the stockholder's Old Certificates.
         After the Effective Time, each Old Certificate that has not been surrendered shall represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above."

        THIRD:  The foregoing amendment was duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

        FOURTH: The foregoing amendment shall be effective as of 11:59 p.m., Eastern time, on the date of filing with the Secretary of State of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed as of the 23rd day of October, 2009.


                                                          UNISYS CORPORATION


                                                By:  /s/ Nancy Straus Sundheim
                                                     -------------------------
                                                  Name:  Nancy Straus Sundheim
                                                  Title: Senior Vice President,
                                                         General Counsel and
                                                         Secretary